EXHIBIT 15.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
USA

MIH Limited
Registration Statement on Form F-1

      We are aware that our report dated November 30, 1998 (except with respect to Note 9, as to which the date is March 23, 1999) on our review of interim financial information of MIH Limited as of September 30, 1998 and for the six month periods ended September 30, 1998 and 1997 is included in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




/s/ PricewaterhouseCoopers Inc.                       Johannesburg
                                                      Republic of South Africa
PricewaterhouseCoopers Inc.                           March 25, 1999
Chartered Accountants (SA)
Registered Accountants and Auditors